UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/28/2010

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Acquisition of the Energy Center I Building

On June 28, 2010, Wells Real Estate Investment Trust II, Inc. (the "Registrant") purchased one 13-story office building containing approximately 332,000 rentable square feet (the "Energy Center I Building") for approximately $94.0 million, exclusive of closing costs. The Energy Center I Building is located on an approximate 5.1-acre parcel of land at 585 North Dairy Ashford Road, Houston, Texas. The Energy Center I Building was purchased from Principal Enhanced Property Fund, L.P., TC Houston, Inc., and TCH #2, Inc. (the "Seller"), which is not affiliated with the Registrant, its subsidiaries or Wells Capital, Inc. The acquisition was funded with net proceeds raised from the Registrant's ongoing public offering.

The Energy Center I Building, which was completed in 2008, is entirely leased to Foster Wheeler USA Corporation with a lease guaranty by Foster Wheeler AG ("FWLT"). Foster Wheeler is a global construction contractor offering full engineering, procurement and construction services. Foster Wheeler AG reported a net worth, as of March 31, 2010, of approximately $863.0 million.

The Registrant does not intend to make significant renovations or improvements to the Energy Center I Building in the near term. Management of the Registrant believes that the Energy Center I Building is adequately insured.

Since the Energy Center I Building is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, management of the Registrant believes that the financial condition and results of operations of the guarantor, Foster Wheeler AG, is more relevant to investors than financial statements of the property acquired. Such summarized financial information for Foster Wheeler is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

99.1          Summarized Tenant Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: June 28, 2010	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Summarized Tenant Financial Information